Exhibit 99.1

Investor Relations and Media Inquiries

Andy Murphy

SparkSource, Inc.

1-781-274-6061

amurphy@sparksource.com

DATASTREAM PROVIDES UPDATED PRELIMINARY SECOND-QUARTER 2005 RESULTS

•	Company expects to report best quarterly revenue results since 1999, with operating income margins expected to exceed 10%.

•	Datastream to report record 19th consecutive quarter of positive operating cash flow.

•	Cash and equivalents grow to record level at approximately $53.4 million at June 30, 2005.

•	Company anticipates that deferred revenues will increase approximately 15% to 17% over Q2 2004.

GREENVILLE, S.C., August 1, 2005—Datastream Systems, Inc. released today updated preliminary financial results. The results are unaudited, and the final results could materially differ from the results described herein. Based on preliminary information, Datastream expects to announce the following results for the second quarter ended June 30, 2005, as compared to the quarter ended June 30, 2004 results.

Preliminary, Unaudited Financial Results for Quarter Ended June 30, 2005

(in millions, except per share and DSO amounts)

Income Statement Items	2Q 2005 Estimated	2Q 2004
Software license revenues	$6.8 to $7.1	$6.6
Total revenues	$25.1 to $25.5	$24.1
Estimated non-recurring audit-related fees	$0.6	—
Operating income	$2.2 - $2.6	$2.6
Diluted earnings per share	$0.08 - $0.09	$0.07

Balance Sheet Items	2Q 2005 Estimated	2Q 2004
Cash and cash equivalents	$53.4	$46.5
Accounts receivable, net	$17.2	$16.8
Unbilled revenue	$1.6	$1.9
Accounts payable	$4.6	$4.1
Deferred revenue	$20.9 - $21.2	$18.1
Days Sales Outstanding (DSOs)	61 Days	63 Days

The Company closed 30 transactions over $50,000 in license value in the second quarter of 2005, compared with 27 transactions over $50,000 in license value in the second quarter of 2004.

DATASTREAM RELEASES Q2 RESULTS

Audit and audit-related fees for the second quarter of 2005 are expected to exceed $600,000. The Company expects to continue a trend of positive operating cash flow for the 19th consecutive quarter.

The Company expects to continue profitable growth in 2005, with annual revenue growth of approximately 5% over 2004. The Company reiterates its expectation of 10% operating margins by the fourth quarter of 2005 and the Company expects to meet its target operating margin of 15% by the second quarter of 2006. The Company also expects to report that 2005 will be its fifth consecutive year of approximately $10 million in operating cash flow, but this target could be negatively impacted by non-recurring audit and audit-related fees.

The Company expects to file its 2004 10-K and Form 10-Qs for the first and second quarters of 2005 in the third quarter of 2005. When the Company is current with its filings, it intends to seek re-listing with the Nasdaq National Market. There are currently no disputes with the Company’s independent auditors.

About Datastream Systems, Inc.

Datastream provides Asset Performance Management software and services to enterprises worldwide, including more than 60 percent of the Fortune 500. Datastream’s solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.

By using Datastream’s solutions, customers can maintain and manage capital assets — such as manufacturing equipment, vehicle fleets and buildings — and create analyses and forecasts so they can take action to improve future performance. Datastream’s flagship product, Datastream 7i™, delivers a complete Asset Performance Management infrastructure by combining an Internet architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.

Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit http://www.datastream.net.

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This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: because the Company’s common stock is quoted on the Pink Sheets Electronic Quotation Service (the “Pink Sheets”), rather than being listed on a national securities exchange or automated quotation system, there is no established public trading market for the Company’s common stock and it may be difficult to either dispose of or obtain quotations as to the price of the Company’s common stock; the Company has no control over how actively market makers quote the Company’s common stock on the Pink Sheets and market makers may choose not to quote the Company’s common stock, thereby negatively affecting the liquidity of the Company’s common stock; the Company could experience further delays in completing and filing its 2004 Form 10-K, Form 10-Q for the quarter ended March 31, 2005 and Form 10-Q for the quarter ended June 30, 2005; even if the Company regains compliance with its filing requirements under the Exchange Act, there can be no assurance that the Company will satisfy the standards for listing on Nasdaq or that Nasdaq will allow the Company’s common stock to be relisted; the financial results disclosed herein have not been audited or reviewed by the Company’s auditors and such results may change as a result of the review; with respect to the Company’s review of its internal controls, the Company expects that it will have material weaknesses at December 31, 2004 related to the control deficiencies identified during the restatement period and the Company cannot be certain that it or its independent registered public accounting firm will be able to assess

DATASTREAM RELEASES Q2 RESULTS

the Company’s other internal controls were otherwise working effectively at December 31, 2004; increasing competition in the markets in which the Company competes; the stability of the Company’s strategic relationships with third party suppliers and technologies; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet- based products, successfully manage its international operations, enhance its current products and develop new products and services that address technological and market developments; and other risk factors listed from time to time in Datastream’s SEC reports, including, but not limited to the “Risk Factors” contained in Datastream’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended, and in Datastream’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company’s expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.